Exhibit (e)(15)

FORM OF

Fund/SERV Agreement

AGREEMENT entered into this            day of                           , 200  , by and between ALPS Distributors, Inc., with its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”), and                                 with its principal place of business in                                (“Trust Entity”).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

Funds shall mean, Financial Investors Trust, an open-end investment company registered under the Investment Company Act of 1940, as amended, and its portfolios listed in Exhibit A (as may be amended) attached hereto (individually, the “Fund” and collectively, the “Funds”);

Client-shareholders shall mean those clients of the Trust Entity who have entered into an agreement with the Trust Entity and who maintain an interest in an account with the Funds registered in the name of the Trust Entity.

Trust Entity shall mean a Trust Company or Trust Department of a Commercial Bank, which acts in a fiduciary capacity on behalf of the Client-shareholders.

WHEREAS, the Trust Entity, possesses the authority to act on behalf of its client-shareholders of the Funds (“Client-shareholders”);

WHEREAS, the Trust Entity and the Fund’s principal underwriter are members of the National Securities Clearing Corporation (“NSCC”) or otherwise have access to the NSCC’s Fund/SERV system;

WHEREAS, Fund/SERV permits the transmission of Client-shareholder trade and registration data between the Trust Entity and the Funds;

WHEREAS, ALPS and the Trust Entity desire to participate in Fund/SERV with each other;

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either ALPS or Trust Entity for purposes of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, ALPS and the Trust Entity hereby agree as follows:

I.  OBLIGATIONS OF ALPS

1.             Transactions Subject to Fund/SERV.  Trust Entity certifies that all Instructions delivered to FTFDI or its designee on any Business Day shall; (1) be in accordance with Rule 22c-1 of the Investment Company Act of 1940; (2) have been received by the Trust Entity from the Client-shareholder by the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to FTFDI or its designee on the next Business Day; and (3) the Trust Entity certifies that all such Instructions received by it from a Client-shareholder by the Close of Trading on any Business Day will be delivered to FTFDI or its designee on such Business Day.

2.             Performance of Duties.  ALPS or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  ALPS or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement.  ALPS or its designee shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then current prospectuses and statements of additional information of the Funds; and (c) any provision relating to Fund/SERV in any agreement between the Funds and the Underwriter that would affect ALPS’ duties and obligations pursuant to this Agreement.

3.             Accuracy of Information, Transmissions Through, and Access to Fund/SERV.  Confirmed trades and any other information provided by ALPS or its designee to the Trust Entity through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.  ALPS or its designee shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by ALPS.

4.             Notice of Prospectus and Statement of Additional Information Revisions.  The Funds shall provide the Trust Entity with reasonable notice of any material revisions to the Fund’s prospectuses and statements of additional information as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

II.  OBLIGATIONS OF THE TRUST ENTITY

1.             Transactions Subject to Fund/SERV.  Trust Entity certifies that all Instructions delivered to ALPS or its designee on any Business Day shall; (1) be in accordance with Rule 22c-1 of the Investment Company Act of 1940; (2) have been received by the Trust Entity from the Client-shareholder by the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to ALPS or its designee on the next Business Day; and (3) the Trust Entity certifies that all such Instructions received by it from a Client-shareholder by the Close of Trading on any Business Day will be delivered to ALPS or its designee on such Business Day.

2.             Performance of Duties.  The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement.  The Trust Entity shall conduct each of the forgoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and; (b) the then current prospectuses and statements of additional information of the Funds.

3.             Accuracy of Information, Transmissions Through, and Access to Fund/SERV.  Trade, registration, and if applicable, broker/dealer information provided by the Trust Entity to ALPS or its designee through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All instructions by the Trust Entity regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the Client-shareholder.  The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust Entity.

4.             Information Relating to Fund/SERV Transactions.  For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with ALPS, the Trust Entity shall provide the Funds and ALPS or its designee with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Trust Entity hereby certifies is and shall remain true and correct. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

5.             As-Of Transactions.  Processing errors which result from any delay or error caused by the Trust Entity may be adjusted through Fund/SERV by the Trust Entity by the necessary transactions on an as-of basis and the cost to ALPS or its designee of such transactions shall be borne by the Trust Entity; provided however, prior authorization must be obtained from ALPS or its designee if the transaction is back dated more than five days or to a previous calendar year.

6.             Trade Confirmation.  Any information provided by ALPS or its designee to the Trust Entity electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, ALPS or its designee has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media.  The Trust Entity will promptly verify accuracy of confirmations of transactions and records received by ALPS or its designee through Fund/SERV.

7.             Shareholder Reports and Other Documents; Solicitation of Proxies.  The Trust Entity shall timely deliver to each Client-shareholder all reports and other documents provided to it by the Funds as is required by applicable securities law and the Trust Entity Agreement with the Client-shareholder, provided that the Trust Entity has timely received copies of such reports and/or documents.  The Trust Entity shall be responsible for mailing Fund prospectuses to Client-shareholders who request them, for mailing annual Fund prospectuses to Client-shareholders, and for mailing periodic Fund reports to Client-shareholders. Additionally, the Trust Entity shall bear the cost of such mailings.  ALPS shall be responsible for all materials and production costs, and hereby agrees to provide the prospectuses and periodic Fund reports to the Trust Entity.  ALPS, or its designee, and the Trust Entity shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds according to the Trust Entity’s fiduciary responsibility as written in the trust agreement or as required by state law or Federal Regulation. ALPS shall be responsible for all costs associated with the production of proxy materials.  The Trust Entity shall be responsible for handling proxy solicitation mailings to Client-shareholders.  Expenses associated with such services shall be billed directly to ALPS by the Trust Entity.

III  OBLIGATION OF ALL PARTIES

1.             Privacy.  The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other part, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

2.             Anti-Money Laundering Compliance.  Each party to this Agreement acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, amount other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rule thereunder (“AML Laws”), including FINRA Conduct Rule 3011, in all relevant policies of the Fund and ALPS, which may include annual compliance certifications and periodic due diligence reviews and/or other request deemed necessary or appropriate for the Fund or ALPS to ensure compliance with AML Laws.

IV  INDEMNIFICATION

1.             ALPS.  ALPS shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity’s divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, “Indemnified Trust Entity Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by ALPS) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Funds or its Agents relating to Fund/SERV provided the Trust Entity has not acted negligently; (b) any breach of the Fund’s representations or warranties contained in this Agreement; or (c) ALPS’ failure to comply with any of the terms of this Agreement.

2.             Trust Entity.  The Trust Entity shall indemnify and hold harmless ALPS, the Fund’s custodian, the Fund’s investment advisor, the Fund’s transfer agent, the Fund’s fund accounting agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, “Indemnified Fund Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Trust Entity, the Trust’s correspondents, or their agents relating to Fund/SERV provided ALPS has not acted negligently; (b) any breach of the Trust’s representations or warranties in this Agreement; (c) the failure of the Trust Entity or the Trust’s correspondents to comply with any of the terms of this Agreement; or (d) ALPS’ acceptance of any transaction or account maintenance information from the Trust Entity through Fund/SERV including any fraudulent or unauthorized transaction by either the Trust Entity or the Client-shareholder.

3.             Notice and Opportunity to Defend.  If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party (“Indemnified Party”) may make a claim against any other Party hereto (“Indemnifying Party”) pursuant to this Section IV, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party.  Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding , investigation, claim or demand; provided, however, that:  (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

V.  MISCELLANEOUS

1.             Overpayments to the Trust Entity.  In the event any overpayment is made to the Trust Entity by ALPS or its designee, the Trust Entity shall promptly repay such overpayment to ALPS or its designee after the Trust Entity receives notice of such overpayment.

2.             Overpayments to ALPS.  In the event any overpayment is made to ALPS or its designee by the Trust Entity, ALPS or its designee shall promptly repay such overpayment to the Trust Entity after ALPS or its designee receives notice of such overpayment.

3.             Termination.  This Agreement shall continue in effect until terminated.  ALPS or Trust Entity may terminate this Agreement at any time by written notice to the other thirty (30) days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date.  Termination also will not affect the indemnities given under this Agreement.  This Agreement may be amended at any time by mutual agreement of both parties.

4.             Conflicting Agreements.  Any other understanding between ALPS and the Trust Entity relating to Fund/SERV that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party’s compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

5.             Assignment.  Neither ALPS nor the Trust Entity may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement.

6.             Law.  This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Colorado.

7.             Severability.  If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

8.             Notice.  Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as ALPS or the Trust Entity may specify by written notice to the other).  Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Trust Entity:

Name:
Address:

ALPS

ALPS Distributors, Inc.

Attn: General Counsel

1290 Broadway, Suite 1100

Denver, Colorado 80203

9.             Waiver.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

10.           No Agency or Sale of Securities.  Neither party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other.  The services contemplated by this Agreement do not constitute the sale of securities between the parties.

11.           Insurance by Trust Entity.  At all times Trust Entity shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder.  Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Trust Entity’s employees.

12.           Insurance by Fund.  At all times the Fund shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder.  Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the Fund’s employees.

13.                        Client Information

a.             Agreement to Provide Information.  Trust Entity agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Trust Entity during the period covered by the request.

(i)            Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought.  The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)           Form and Timing of Response.

(a) Trust Entity agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 13(a). If requested by the Fund or its designee, Trust Entity agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 13(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 13(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Trust Entity additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)          Limitations on Use of Information.  The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Trust Entity.

b.             Agreement to Restrict Trading.  Trust Entity agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Trust Entity’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)            Form of Instructions.  Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)           Timing of Response.  Trust Entity agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Trust Entity.

(iii)          Confirmation by Trust Entity.  Trust Entity must provide written confirmation to the Fund that instructions have been executed.  Trust Entity agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c.             Definitions.  For purposes of this Agreement:

(i)            Pursuant to Section 13, and only Section 13 herein, the term “Fund” also includes the Fund’s principal underwriter and transfer agent.  The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)           The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Trust Entity.

(iii)          The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Trust Entity in nominee name.

(iv)          The term “written” includes electronic writings and facsimile transmissions.

(v)           The term “Trust Entity” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi)          The term “purchase” does not include automatic reinvestment of dividends.

(vii)         The term “promptly” as used in Section 13(a)(ii) shall mean as soon as practicable but in no even later than 5 business days from the Trust Entity’s receipt of the request for information from the Fund or its designee.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the day and year first written above.

ALPS DISTRIBUTORS, INC.

By:
Title:

TRUST ENTITY:

By:
Title:

EXHIBIT A

Name of Portfolio	Share Class
ALPS/Red Rocks Listed Private Equity Fund	Class A
Class R
Class I
Activa Value Fund	Class A
Class I
ALPS/GNI Long-Short Fund	Class A
Class I
Clough China Fund	Class A
Class C
Class I

BILATERAL NETWORIKING ADDENDUM

The parties named below have executed and filed with the National Securities Clearing Corporation their Standard Networking Agreement.  Each party agrees to participate in Networking with the other under the terms of the NSCC Standard Networking Agreement except as otherwise specified in a written document signed by all parties to this Agreement.

TRUST ENTITY:

By:

Date:

ALPS DISTRIBUTORS, INC.

By: